EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

DECEMBER 31, 2006

Name	State or Country of Incorporation
United States
A H Investments LTD. (1)	Delaware
AC Acquisition Holding Company	Delaware
Ayerst-Wyeth Pharmaceuticals Incorporated	Delaware
CICL Corporation	Delaware
Genetics Institute, LLC	Delaware
Route 24 Holdings, Inc.	Delaware
Wyeth Pharmaceuticals, Inc.	Delaware
Wyeth Holdings Corporation	Maine
Wyeth-Ayerst International Inc.	New York
Wyeth-Ayerst Lederle, Inc.	Puerto Rico
Wyeth-Whitehall Pharmaceuticals, Inc.	Puerto Rico
Berdan Insurance Company	Vermont

International
Fort Dodge Australia Pty. Limited	Australia
Wyeth Australia Pty. Limited	Australia
Fort Dodge Saude Animal Ltda.	Brazil
Wyeth Industrias Farmaceutica Ltda.	Brazil
Wyeth Canada (2)	Canada
Wyeth Consumer Healthcare Inc.	Canada
Wyeth Pharmaceutical Co., Ltd.	China
Wyeth (Shanghai) Trading Company, Ltd.	China
Wyeth Pharmaceuticals FZ-LLC	Dubai
John Wyeth & Brother Limited	England
Wyeth Pharmaceuticals France	France
Wyeth-Pharma GmbH	Germany
Wyeth Hellas S.A.	Greece
AHP Finance Ireland Limited	Ireland
Wyeth Lederle S.p.A.	Italy
Wyeth KK	Japan
Wyeth Korea, Inc.	Korea
Wyeth S.A. de C.V.	Mexico
AHP Manufacturing B.V.	Netherlands
Wyeth Philippines, Inc.	Philippines
Wyeth Nutritionals (Singapore) Pte. Ltd.	Singapore
Fort Dodge Veterinaria, S.A.	Spain
Wyeth Farma S.A.	Spain
Wyeth A.B.	Sweden
Dimminaco AG	Switzerland
Laboratorios Wyeth S.A.	Venezuela

(1)	On January 31, 2007, AH Investments Ltd. was merged into AHP Subsidiary Holding Corporation, which was then merged on January 31, 2007 into Wyeth.

(2)	Wyeth Canada is a partnership between two of our affiliates.

There have been omitted from the above list the names of the subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.